Exhibit 10.3(h)

2018 AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS 2018 AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is entered into this ___ day of November 2018, by and between MarineMax, Inc., a Florida corporation (the “Company”), and William H. McGill, Jr. (“Executive”), and amends any and all previously existing employment arrangements or agreements between the parties and is effective as of 1st day of October, 2018 (“Effective Date”).

RECITALS

A.The Company is engaged primarily in the business of selling, renting, leasing, and servicing boating, nautical, and other related lifestyle entertainment products and services, and related activities and Executive has experience in such business.

B.Executive served as Chairman and Chief Executive Officer of the Company. The Company desires to assure itself of the continued availability of Executive in the role of Executive Chairman.

C.The Company desires to employ Executive, and Executive desires to accept such employment, pursuant to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein and the performance of each, it is hereby agreed as follows:

1.EMPLOYMENT  AND DUTIES

.

(a)EMPLOYMENT

. The Company hereby employs Executive, and Executive hereby agrees to act, as Executive Chairman of the Company. As such, Executive shall have responsibilities, duties, and authority reasonably accorded to, expected of, and consistent with Executive’s position and Executive shall report directly to the Board of Directors of the Company (the “Board”). Executive hereby accepts this employment upon the terms and conditions herein contained and, subject to Section l(c) hereof, agrees to devote his best efforts and substantially all of his business time and attention to promote and further the business of the Company.

(b)POLICIES

.  Executive shall faithfully adhere to, execute, and fulfill all lawful policies established by the Company.

(c)OTHER ACTIVITIES

.  Executive shall not, during the period of his employment hereunder, be engaged in any other business activity pursued for gain, profit, or other pecuniary advantage if such activity interferes in any material respect with Executive’s duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Executive from (i) making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor subject Executive to any conflict of interest with respect to his duties to the  Company,  (ii) serving on any  civic  or charitable  boards  or committees,  (iii) delivering lectures or fulfilling speaking engagements, or (iv) serving, with the written approval of the Board, as a director of one or more corporations, in each case so long as any such activities do not significantly interfere with the performance of Executive’s responsibilities under this

Agreement. In addition, Executive shall comply with the restrictions listed in Section 3 of this Agreement.

(d)PLACE OF PERFORMANCE

. Executive shall not be required by the Company or in the performance of his duties to relocate his primary residence.

2.COMPENSATION

.  For all services rendered by Executive, the Company shall compensate Executive as follows:

(a)BASE SALARY

.  From the Effective Date, the base salary payable to Executive shall be Five Hundred Thousand Dollars ($500,000) per year, payable on a regular basis in accordance with the Company’s standard payroll procedures, but not less than monthly. On at least an annual basis, the Board or a committee of the Board shall review Executive’s performance and may make increases to such base salary if, in its sole discretion, any such increase is warranted.

(b)BONUS OR OTHER INCENTIVE COMPENSATION

.  Executive shall be eligible to receive a bonus or other incentive compensation as may be determined by the Board or a committee of the Board based upon such factors as the Board or such committee, in its sole discretion, may deem relevant, including, without limitation, the performance  of Executive and the Company; provided, however, that the Board or a committee of the Board shall establish for each fiscal year of the Company a bonus program in which Executive shall be entitled to participate, which bonus program provides Executive with a reasonable opportunity, based on the performance of the Company, the past compensation practices of the Company and Executive’s then base salary, to maintain or increase Executive’s total compensation compared to the previous fiscal year.

(c)EXECUTIVE PERQUISITES, BENEFITS, AND OTHER COMPENSATION

. Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

INSURANCE COVERAGE

. Payment of all premiums for coverage for Executive and his dependent family members under all health, hospitalization, disability, dental, life, and other insurance plans that the Company may have in effect from time to time, with the benefits provided to Executive to be on terms no less favorable than the benefits provided to other Company executive officers.

REIMBURSEMENT FOR EXPENSES

. The Company shall provide reimbursement to Executive for business travel  and other out-of-pocket expenses reasonably incurred by Executive in the performance of his services under this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement and shall be in a format and manner consistent with the Company’s expense reporting policy. Such expenses shall be submitted to the Company’s Chief Financial Officer for approval or to such other officer of the Company as the Board may from time to time direct.  Except as expressly provided otherwise herein, no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no  such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”).

VACATION

.  Paid vacation in accordance with the applicable policy of the Company as in effect from time to time. Executive shall be entitled to no less than four (4) weeks paid vacation per year; provided, however, Executive may carryover up to, but not more than, two weeks of unused vacation time from one calendar year to the next succeeding calendar year. The maximum amount of vacation that may be accrued for any calendar year is six (6) weeks of paid vacation. No additional paid vacation shall accrue above the six (6) week limit.

OTHER  EXECUTIVE  PERQUISITES

.  The  Company  shall provide Executive with other executive perquisites as may be made available to or deemed appropriate for Executive by the Board or a committee of the Board and participation in all other Company-wide employee benefits (including group insurance, pension,  retirement,  and  other plans and programs) as are available to the Company’s executive officers from time to time.

3.NON-COMPETITION AGREEMENT

.

(a)NON-COMPETITION

.  Executive  shall not, during the period  of his employment •by or with the Company, and during the Noncompete  Period (as hereinafter defined) for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person:

OTHER ACTIVITIES

.  Engage, as  an  officer,  director, shareholder, owner, principal, partner, lender, joint venturer, employee, independent contractor, consultant, advisor, or sales representative, in any Competitive Business within the Restricted Territory;

SOLICITATION OF EMPLOYEES

.  Call upon any person  who is, at that time, within the Restricted Territory, an employee of the Company or any of its subsidiaries, in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or any of its subsidiaries;

SOLICITATION OF CUSTOMERS

.  Call upon any person  or entity that is, at that time, or that has been, within one (1) year prior to that time, a customer ‘of the Company or any of its subsidiaries, within the Restricted Territory for the purpose of soliciting or selling products or services in direct competition with the Company or any of its subsidiaries within the Restricted Territory;

(iv) SOLICITATION OF ACQUISITION CANDIDATES

. Call upon any prospective acquisition candidate (that is, a business that the Company may have an interest in acquiring), on Executive’s own behalf or on behalf of any person, which  candidate was, to Executive’s knowledge after due inquiry, either called upon by the Company, or for which the Company made an acquisition analysis, for the purpose of acquiring such candidate.

(b)CERTAIN DEFINITIONS

.	As used in this Agreement, the following terms shall have the meanings ascribed to them:

COMPETITIVE BUSINESS

shall mean any Person  that  sells, rents, brokers, leases, stores, repairs, restores, or services recreational boats or other  boating products or provides services relating to recreational boats or other boating products or any other business in which the Company is engaged;

NONCOMPETE PERIOD

shall mean the longer of (i) the two (2) year period immediately following the termination of Executive’s employment with the Company or (ii) the time during which severance payments are being made by the Company to Executive in accordance with this Agreement; provided, however, that if the Executive’s employment is terminated by the Company without Good Cause, Executive  terminates his employment with Good Reason or, Executive terminates his employment  after a Change in Control pursuant to Section 4(b)(vii)(B), then the Noncompete Period shall be for the one (1) year period immediately following the termination of his employment with the Company.

PERSON

shall mean any individual, corporation, limited liability company, partnership, firm, or other business of whatever nature;

RESTRICTED TERRITORY

shall mean any state or other political jurisdiction in which, or any location within two hundred (200) miles of which, the Company or any subsidiary of the Company maintains any facilities; sells, rents, brokers, leases, stores, repairs, restores, or services recreational boats or other boating products;  or  provides services relating to recreational boats or other boating products; and

SUBSIDIARY

shall mean the  Company’s  consolidated subsidiaries, including corporations, partnerships, limited liability companies, and any other business organization in which the Company holds at least a fifty percent (50%) equity interest.

(c)ENFORCEMENT

.  Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenants may be enforced by the Company in the event of breach by him, by injunctions and restraining orders.

(d)REASONABLE RESTRAINT

.  It is agreed by the parties that the foregoing covenants in this Section 3 impose a reasonable restraint on Executive in light of the activities and business of the Company (including the Company’s subsidiaries) on the Effective Date and the current plans of the  Company (including the Company’s subsidiaries); but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business, and locations of the Company (including the Company’s subsidiaries) throughout the term of this covenant, whether before or after the date of termination of the employment of Executive. For example, if, during the term  of this  Agreement,  the  Company  (including  the  Company’s  subsidiaries)  engages  in new and different activities, enters a new business, or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated above or the locations currently established therefore, then Executive will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within the Restricted Territory through the term of these covenants.

(e)OTHER ACTIVITIES

.  It is further agreed by the parties that, in the event that Executive shall cease to be employed hereunder and enters into a business or pursues other activities not in competition with the Company (including the Company’s subsidiaries), or similar activities or business in locations, the operation of which, under such circumstances, does not violate this Section 3, and in any event such new business, activities, or location are not in violation of this Section 3 or of Executive’s obligations under this Section 3, if any, Executive shall not be chargeable with a violation of this Section 3 if the Company (including the Company’s subsidiaries) shall thereafter enter the same, similar, or a competitive (i) business, (ii) course of activities, or (iii) location, as applicable.

(f)SEPARATE COVENANTS

.  The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and the Agreement shall thereby be reformed.

(g)INDEPENDENT AGREEMENT

.  All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants, except as provided in Section 4(d) below. It is specifically agreed that the Noncompete Period defined in this Section 3, during which the agreements and covenants of Executive made in this Section 3 shall be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 3.

4.AT-WILL EMPLOYMENT; TERMINATION; RIGHTS ON TERMINATION

(a)AT WILL EMPLOYMENT

.  Executive’s employment  with  the Company shall be at-will. The Executive may terminate his employment at any time for any reason (subject to the notice requirements provided in this Agreement) and the Company may terminate Executive’s employment with the Company at any time and for any reason (subject to the severance provisions of this Agreement). This at-will employment relationship cannot be changed except by written authorization by the Board of Directors of the Company.

(b)TERMINATION

. Executive’s employment under this Agreement may be terminated in any one of the followings ways:

DEATH OF EXECUTIVE

. The employment of Executive shall terminate immediately upon Executive’s death provided that the Company shall pay to the estate of Executive an amount equal to $750,000 and continue to pay for a period of 6 months all premiums for coverage for Executive’s dependent family members under all health, hospitalization, disability, dental, life, and other insurance plans that the Company maintained at the time of Executive’s death. In the event of such termination, all options to purchase Common Stock of the Company held by Executive shall thereupon vest and shall be exercisable for the maximum period of time, up to their full term, that will not cause Executive with respect to such options to be subject to any excise tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) notwithstanding the termination of employment. All restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) held by the Executive which, as of the date of the death of Executive, are not then subject to any performance conditions for vesting, shall be fully vested and shall not be subject to any risk of forfeiture or repurchase as of the date of Executive’s death. The payment described in Section, if payable, shall be paid within ten (10) days after the Executive’s death.

DISABILITY  OF EXECUTIVE

.  The Company may terminate Executive’s employment in the event the Executive is disabled.  The Executive shall be disabled if the Executive is unable to engage in any substantial gainful activity by reason of a medically determined physical or mental impairment expected to last at least twelve consecutive months or result in death, or if applicable, for at least three (3) months the Executive is receiving income replacement benefits under a Company sponsored plan by reason of any medically determined physical or mental impairment expected to last at least twelve (12) consecutive months or result in death, or if the Executive is determined to be disabled under a Company disability plan with a similar definition of disability.  In the event Executive’s employment under this Agreement is terminated as a result of Executive’s disability, Executive shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, an amount equal to the average of the base salary and bonus paid to Executive for the two (2) prior full fiscal years, for one (1) year.  In the event of such termination, all options to purchase Common

Stock of the Company held by Executive shall  thereupon vest and  shall be exercisable for the maximum period of time, up to their full term, that will not cause Executive with respect to such options to be subject to any excise tax under Section 409A notwithstanding the termination of employment.  All restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) held by the Executive which, as of the date of the disability of Executive, are not then subject to any performance conditions for vesting, shall be fully vested and shall not be subject to any risk of forfeiture .or repurchase as of the date of Executive’s termination due to disability (as defined in this paragraph).

TERMINATION BY THE COMPANY FOR GOOD CAUSE

.  The Company may terminate Executive’s employment upon ten (10) days prior written notice to Executive for “Good Cause,” which shall mean any one or more of the following: (A) Executive’s willful and material breach of this Agreement which has not been cured by the Executive within thirty (30) days following written notice of such breach from the Company; (B) Executive’s gross negligence in the performance or intentional nonperformance (continuing for thirty (30) days after receipt of written notice of need to cure) of any of Executive’s material duties and responsibilities hereunder; (C) Executive’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects the operations or reputation of the Company; (D) Executive’s conviction of a felony crime involving dishonesty or moral turpitude; or (E) a confirmed positive illegal drug test result.  In the event of  a termination by the Company for Good Cause, Executive shall have no right to any severance compensation.

TERMINATION BY THE COMPANY WITHOUT GOOD CAUSE OR BY EXECUTIVE WITH GOOD REASON

.  The Company may terminate Executive’s employment without Good Cause upon the approval of a majority of the members of the Board, excluding Executive if Executive is a member of the Board. Executive may terminate his employment under this Agreement for Good Reason upon thirty (30) days prior notice to the Company.

RESULT OF TERMINATION BY THE COMPANY WITHOUT GOOD CAUSE OR BY EXECUTIVE WITH GOOD REASON

.  Should the Company terminate Executive’s employment without Good Cause or should Executive terminate his employment with Good Reason, the Company shall pay to Executive for three (3) years after such termination, on such dates as would otherwise be paid by the Company, an amount equal to the average of the base salary and bonus paid to Executive for the two (2) prior full fiscal years. The amounts payable under the preceding sentence and any amounts that are payable under Section 4(b)(vi)(A) shall commence on the first payroll date following Executive’s “separation from service” from the Company within the meaning of Section 409A, and shall be treated as a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii). Further, if the Company terminates Executive’s employment without Good Cause or Executive terminates his employment with Good Reason, (1) the Company shall make the family medical insurance premium  payments contemplated by COBRA or provide comparable coverage for a period of three (3) years after such termination (2) all options to purchase Common Stock of the Company held by Executive shall vest thereupon and shall be exercisable for the maximum period of time, up to their full term, that will not cause Executive with respect to such options to be subject to any  excise  tax  under  Section  409A  notwithstanding  the  termination  of  employment,  (3)  the Company shall maintain life insurance coverage, comparable to that provided  immediately prior to termination,  for a period  of three  (3)  years  thereafter  with  the  beneficiary  designated  by Executive, (4) all restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) held by Executive which, as of the effective date of the termination of Executive, are not then subject to any performance conditions for vesting, shall be fully vested and shall not be subject to any risk of forfeiture or repurchase as of the date of termination, (5) all restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) held by Executive which, as of the effective date of the termination of Executive, is subject to performance conditions for vesting, shall be fully vested and treated as if the performance conditions for such award had been fully met at target and shall not be subject to any risk of forfeiture or repurchase as of the date of termination, and (6) Executive shall be entitled to receive all other unpaid benefits due and owing through Executive’s last day of employment. Further, any termination by the Company without Good Cause or by Executive for Good Reason shall operate to shorten the Noncompete Period set forth in Section 3 to one (1) year from the date of termination of employment.

DEFINITION OF GOOD REASON

.  Executive shall have “Good Reason” to terminate employment upon occurrence of any of the following events without Executive’s prior written approval: (1) Executive suffers a material reduction in authority, responsibilities or duties as provided herein; (2) Executive’s annual base salary for a fiscal year as determined pursuant to Section 2(a) is reduced to a level that is less than ninety  percent (90%) of the base salary paid to Executive during the prior contract year under this Agreement; (3) the Company takes steps to deny Executive a reasonable opportunity to maintain Executive’s total compensation (i.e., base salary plus bonus and any other annual  cash incentive compensation) compared to the previous fiscal year (provided total compensation may take into account performance of the Company and past compensation practices of  the Company); or (4) the Company breaches a material provision of this Agreement. In order for an event to justify termination for Good Reason, the Executive must give written notice to the Company of such event within 90 days of its first occurrence and the Company must have 30 days to cure, if possible.

RESIGNATION BY EXECUTIVE  WITHOUT  GOOD REASON

.  Executive may, without cause, and without Good Reason terminate his own employment under this Agreement, effective thirty (30) days after written notice is provided to the Company or such earlier time as any such resignation may be accepted by the Company. If Executive resigns or otherwise terminates his employment without Good Reason, Executive shall receive no severance compensation.

RETIREMENT

. The Company (so long as Executive does not have Good Reason to terminate his employment under this Agreement) and Executive (so long as the Company does not have Good Cause to terminate Executive’s employment under this Agreement) shall each have the right, upon not less than thirty (30) days prior written notice to the other, to elect that Executive Retire from his services to the Company upon reaching the age of eighty (80) provided that, if requested by the Company prior to the end of the thirty (30) day notice period, Executive shall defer his Retirement for a period of up to six (6) months from the date of the notice and continue his employment under this Agreement. In the event of any such Retirement, Executive shall make himself available for a period of thirty-six (36) months following the date of Retirement to render consulting services to the Company requiring not more than four (4) days per month and the Company shall in consideration for such retirement services (A) pay Executive for each of two (2) years an amount equal to fifty percent (50%) of the average of the base salary and bonus paid to him for the two (2) full fiscal years immediately preceding such Retirement on the same date as salary would otherwise be paid by the Company, (B) maintain life insurance coverage comparable to that provided at the date of Retirement for a period of three (3) years with the beneficiary designed by Executive, (C) vest all unvested options to the extent not previously vested and have such options be exercisable for the extent the maximum period of time, up to their full term, that will not cause Executive with respect to such options to be subject to any excise tax under Section 409A notwithstanding the termination of employment and (D) all restricted stock and/or restricted stock units (or comparable forms of equity compensation, if any) held by Executive which, as of  the effective date of the retirement of Executive, are not then subject to any performance conditions for vesting, shall be fully vested and shall not be subject to any risk of forfeiture or repurchase as of the date of termination.  The Noncompete Period provided  for in Section 3 shall equal the  thirty-six  (36) month consulting period and an additional two (2) year period thereafter.

CHANGE IN CONTROL OF THE COMPANY

.

POSSIBILITY OF CHANGE IN CONTROL

. Executive understands and acknowledges that the Company may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Company hereunder or that the Company may undergo another type of Change in Control. In the event such a merger or consolidation or other Change in Control is initiated prior to the end of the Term, then the provisions of this Section 4(b)(vii) shall be applicable.

TERMINATION BY EXECUTIVE

. Subject to the exceptions set forth in Section 4(b)(vii)(E), if any Change of Control is initiated during Executive’s employment hereunder, Executive may, at his sole discretion, elect to terminate his employment under this Agreement by providing written notice to the Company at least thirty (30) business days at any time beginning on the effective date of the Change in Control and ending one (1) year after the closing of the transaction giving rise to the Change in Control. In such case, the applicable provisions of Section 4(b)(iv) hereof will apply as though the Company had terminated Executive’s employment without  Good  Cause;  however,  under  such circumstances, the amount of the severance payments due to Executive shall be paid in a lump sum, the Noncompete Period of Section 3 hereof shall be limited to a period of one (1) year from the effective date of termination, and Executive shall make himself available, for a period of twelve (12) months following the date of his termination of employment, to render consulting services relating to the business and operations of the Company requiring not more than four (4) days a month. To the extent that Executive shall be determined by a final and non-appealable determination of a court of competent jurisdiction to have willfully violated either the noncompetition or consulting requirement, Executive shall  reimburse  the  Company  for  Five Hundred Thousand Dollars ($500,000) of the severance amount paid to him for either violation and One Million Dollars ($1,000,000) of the severance amount  paid to him for a violation of both covenants.  If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payments or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the “Code”) would, but for this Section 4 (b) (iv) (B), be subject to the excise tax imposed under Section 4999 of the Code (“Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the Excise Tax.  If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

EFFECTIVE DATE OF CHANGE IN CONTROL

. For purposes of applying Section 4 hereof under the circumstances described  in 4(b)(vii)(B) above, the effective date of the Change in Control will be the closing date of the transaction giving rise to the Change in Control and all compensation, reimbursements, and lump-sum payments due Executive must be paid in full by the Company promptly following Executive’s election to terminate his employment following such Change in Control.

DEFINITION OF CHANGE IN CONTROL

.  A “Change of Control” shall mean the items in (1)-(4) below and a transaction that  would  be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (“Exchange Act”), as amended, as in effect on the Effective Date of this Agreement, or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the

Exchange Act, which serve similar purposes, provided that to constitute a Change in Control the transaction must satisfy the requirements of Treasury Regulation § l.409A-3(i)(5) relating to “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation”:

TURNOVER OF BOARD

.  The following individuals no longer constitute a majority of the members of the Board: (A) the individuals who, as of the Effective Date of this Agreement, constitute the Board (the “Current Directors”); (B)  the individuals who thereafter are elected to the Board and whose election, or  nomination  for election, to the Board was approved by a vote of at least two-thirds (2/3) of the Current Directors then still in office (such directors becoming “Additional Directors” immediately following their election); and (C) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the Current Directors and Additional Directors then still in the office (such directors also becoming “Additional Directors” immediately following their election);

TENDER OFFER

.  A tender offer  or exchange offer is made where the intent of such offer is to take over control of the Company, and such offer is consummated for the equity securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities;

MERGER OR CONSOLIDATION

.  The stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction that would result in at least seventy five percent (75%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

LIQUIDATION OR SALE OF ASSETS

.  The stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets to another person or entity, which is not a wholly owned subsidiary of the Company (i.e., fifty percent (50%) or more of the total assets of the Company).

EXCEPTIONS FROM CHANGE IN CONTROL

. A Change in Control shall not be considered to have taken place for purposes of this Section 4 in the event that both (1) the Change in Control shall have been specifically approved by at least two-thirds (2/3) of the Current and Additional Directors (as defined above) and (2) the successor company assumes this Agreement and appoints Executive to the same position at the successor corporation as Executive had with the Company immediately prior to the Change in Control; provided that if the successor corporation has a parent, the parent rather than the successor corporation must appoint Executive to the position with the same title and responsibilities as Executive had with the Company immediately prior to the Change in Control. Sales of the Company’s Common Stock issued, beneficially owned or controlled by the Company shall not be considered in determining whether a Change in Control has occurred.

NOTIFICATION

.  Executive  shall  be notified  in  writing by the Company at any time that the Company  anticipates that  a Change in Control may take place.

SPECIFIED  EMPLOYEE

.  Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” as defined in Section 409A of the

Code, Executive shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, and which payment or provision is triggered by Executive’s termination of employment (whether such payments or benefits are provided to Executive under this Agreement or under any other plan, program or arrangement of the Company), until the earlier of (i) the date which is the first business day following the six-month anniversary of Executive’s “separation from service” (within the meaning of Section 409A of the Code) for any reason other than death or (ii) Executive’s date of death, and such payments or benefits that, if not for the six-month delay described herein, would be due and payable prior to such date shall be made or provided to Executive on such date. The Company shall make the determination as to whether Executive is a “specified employee” in good faith in accordance with its general procedures adopted in accordance with Section 409A of the Code and, at the time of the Executive’s “separation of service” will notify the Executive whether or not he is a “specified employee”. If the continued benefits provided under Sections 4(b)(iv)(A) and 4(b)(vi) are required to be delayed pursuant to the provisions of this paragraph, the Executive may continue to participate in any benefit during the period of such delay, provided that Executive shall bear the full cost of such benefits during such delay period. Upon the date such benefits otherwise would commence pursuant to this Section, Employer may reimburse Executive Employer’s share of the cost of such benefits, to the extent that such costs otherwise would have been paid by Employer or to the extent that such benefits otherwise would have been provided by Employer at no cost to Executive, in each case had such benefits commenced immediately upon Executive’s termination of employment. Any remaining benefits shall be reimbursed or provided by Employer in accordance with the schedule and procedures specified herein.

(c)PAYMENTS TO TERMINATION DATE

.  Upon  termination  of Executive’s employment  under this Agreement  for any reason provided  above, Executive shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent  to termination,  if any, will be due and payable  to Executive only to the extent and in the manner expressly provided above. All other rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that the Company’s obligations under Section 8 (relating to indemnification of Executive) and Executive’s obligations under Section 3 (relating to non-competition), Section 5 (relating to return of Company property), Section  6 (relating to inventions), Section 7 (relating to trade secrets), and Section 9  (relating to prior agreements) shall survive such termination in accordance with their terms.

(d)FAILURE TO PAY EXECUTIVE

.  If termination of Executive’s employment arises out of the Company’s failure to pay Executive on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, as determined by a court of competent jurisdiction or pursuant to the provisions of Section 14, the Company shall pay all amounts and damages to which Executive may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Executive to enforce his rights hereunder. Further, none of the provisions of Section 3 (relating to non-competition) shall apply in the event Executive’s employment under this Agreement is terminated as a result of a breach by the Company.

(e)CONDITIONS PRECEDENT FOR PAYMENT OF SEVERANCE

. In consideration for the Company’s obligations to make any payments to Executive pursuant to Section 4, upon termination of Executive’s employment with Company for any reason other than Executive’s death, Executive shall sign and not revoke a release in a form satisfactory to the Company (the “Release”). Company shall present the Release to Executive within ten (10) days of termination, and Executive shall have up to forty-five (45) days to consider whether to sign the Release; in the event Executive executes the Release, Executive shall have an additional eight (8) calendar days in which to expressly revoke Executive’s execution of the Release in writing. In the event that Executive fails to execute the Release within the forty-five (45) days following termination, or in the event Executive formally revokes the Executive’s Release within eight (8) calendar days of his signing of the Release, then Executive shall not be entitled to any payments or benefits under Section 4 of this Agreement. The Company shall make any payments to Executive in accordance with the terms of Section 4 prior to Executive’s failure to execute the Release within forty-five (45) days or prior to his revocation; provided that if Executive does not sign the Release or if Executive revokes the Release during any statutory revocation period, Executive shall immediately reimburse Company for any and all such payments.

Upon Executive’s termination of employment for any reason other  than Executive’s death, Executive, unless otherwise requested to continue by the Company’s board of directors, shall resign from the Board of Directors (or the equivalent governing body) of the Company and of any subsidiaries of the Company on which he sits as of the date of the termination of his employment.

(f)MITIGATION

.  The Company  and Executive have mutually agreed that it would be appropriate to mitigate the costs to the Company of any severance arrangements if Executive accepts other employment, the Company secures  insurance or other coverage  at its cost, or Executive  can  obtain  coverage  under  any  governmental  program  without  expense  to Executive, subject in each case to providing comparable benefits to Executive with no out-of-pocket cost to him. As a result, all  medical, disability, and other similar benefits payable to Executive following the termination  of his employment under this Agreement  shall be reduced on a dollar-for-dollar basis by (i) any medical, disability, and other similar benefits received by or which may reasonably be receivable by Executive from any  subsequent employer, (ii) any governmental benefits available to Executive  upon premium  payments made or reimbursed by the Company to or on behalf of Executive, or (iii) any insurance, annuity, or  comparable payments or coverage furnished by the Company at no cost to Executive as an alternative to the benefits provided by this Agreement.

(g)DELAY IN SEVERANCE PAYMENTS

. To the extent required under Section 409A, any severance payments due under this Section 4 shall be delayed until the first date such payment may be made in compliance with Section 409A(a)(2)(B).

5.RETURN  OF  COMPANY  PROPERTY

.  All  records,  designs,  patents, business plans, :financial statements, manuals, memoranda, lists, and other property delivered to or compiled by Executive by or on behalf of the Company (or its subsidiaries) or its representatives, vendors, or customers that pertain to the business of the Company (or its subsidiaries) shall be and remain the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the business, activities, or future plans of the Company (or its subsidiaries) that is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive’s employment.

6.INVENTIONS

.  Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions,  improvements,  and  valuable  discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment or within one (1) year thereafter,  and  which  are directly related to the business or activities of the Company (or its subsidiaries) and which Executive conceives as a result of his employment by the Company. Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee.  Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments, and other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the  Company’s  interest therein.

7.TRADE SECRETS

.  Executive agrees that he will not, during or after the period of employment under this Agreement, disclose the specific terms of the Company’s relationships or agreements with its respective significant vendors or customers, or any other significant and material trade secret of the Company, whether in existence or proposed, to any person, firm, partnership, corporation, or business for any reason or purpose whatsoever.

8.INDEMNIFICATION

.  In the event Executive is made a party to any threatened, pending, or  completed action, suit, or  proceeding, whether civil, criminal, administrative, or investigative (other than an action by the Company against Executive), by reason of the fact that he is or was performing services under this Agreement, then the Company shall indemnify Executive against all expenses (including attorneys’ fees), judgments,  fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith to the maximum extent permitted by applicable law; provided, however, the Executive must deliver a written undertaking to the Company that if it is subsequently determined by a court of law in a final, non-appealable judgment that the Executive was not entitled to indemnification under applicable law, then the Executive will repay all amounts. The  advancement  of  expenses  shall  be mandatory. In the event that both Executive and the Company are made a party to the same third-party action, complaint, suit, or proceeding, the Company agrees to engage competent legal representation, and Executive agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all attorneys’ fees of such separate counsel. Further, while Executive is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Executive cannot be held liable to the Company for errors or omissions made in good faith if Executive has not exhibited gross, willful, and wanton negligence and misconduct or performed criminal and fraudulent acts that materially damage the business of the Company. Notwithstanding this Section 8,  the provision of any indemnification agreement applicable to the directors or officers of the Company to which Executive shall be a party shall apply rather than this Section 8 to the extent inconsistent with this Section 8.

9.NO PRIOR AGREEMENTS

. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other person or entity. Further, Executive agrees to indemnify the Company for any claim, including, but not limited to, attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition, invention, or secrecy agreement between Executive and such third party that was in existence as of the Effective Date of this Agreement

10.ASSIGNMENT; BINDING EFFECT

. Executive understands that he is being employed by the Company on the basis of his personal qualifications, experience, and  skills. Executive agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of Section 11 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.

11.COMPLETE AGREEMENT

. This Agreement is not a promise of future employment. Executive has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete, and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between the Company and Executive.

12.NOTICE

. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:

MarineMax,  Inc.

2600 McCormick Drive, Suite 200

Clearwater, Florida 33759

Attention: Corporate Secretary

With a copy to

Holland & Knight LLP

100 North Tampa Street

Suite 4100

Tampa, Florida 33602

Attention: Robert J. Grammig, Esq.

To Executive:

William H. McGill, Jr.

10857 Reflection Lane

Hideout, UT 84036

Notice shall be deemed given and effective when hand delivered or on the first business day after being deposited with a reputable, nationally recognized overnight delivery service or when actually received. Either party may change the address for  notice  by notifying the other party of such change in accordance with this Section 12.

13.SEVERABILITY; HEADINGS

.  If any portion of this Agreement is  held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

14.MEDIATION ARBITRATION

.  All  disputes  arising  out  of  this  Agreement shall be resolved as set forth in this Section 14. If any party  hereto  desires  to make  any claim arising out of this Agreement (“Claimant”), then such party shall first deliver to the other party (“Respondent”) written notice  (“Claim  Notice”)  of  Claimant’s  intent  to  make  such  claim explaining Claimant’s reasons for such claim in sufficient detail for Respondent to respond. Respondent shall have ten (10) business days from the date the Claim Notice was given to Respondent to object in writing to the claim (“Notice  of  Objection”),  or  otherwise  cure  any breach hereof alleged in  the Claim  Notice.  Any  Notice  of  Objection  shall  specify  with particularity the reasons for such objection. Following receipt of the Notice of Objection, if any, Claimant and Respondent  shall  immediately  seek  to  resolve  by  good  faith  negotiations  the dispute alleged in the Claim Notice, and  may at the request  of either party, utilize  the services of an independent mediator. If Claimant and  Respondent  are  unable  to  resolve  the  dispute  in writing within  ten  (10) business  days  from  the  date  negotiations  began,  then  without  the necessity of further agreement of Claimant or Respondent, the  dispute  set  forth  in  the  Claim Notice  shall  be  submitted  to binding  arbitration  (except  for claims arising  out of Sections 3 or  7 hereof), initiated by either Claimant or Respondent pursuant to this  Section.  Such arbitration shall be conducted before a panel of three (3) arbitrators in Tampa, Florida, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect provided that the parties may agree to use arbitrators other than those provided  by the AAA The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), vesting and the removal of restrictions on restricted stock and/or restricted stock units (or comparable forms of equity  compensation, if any) that, as of the effective date of the termination of Executive, are not then subject to any performance conditions for vesting, reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Executive was terminated without disability or without Good Cause, as defined in Sections 4(b) and 4(c) hereof, respectively, or that the Company has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The direct expense of any mediation or arbitration proceeding and, to the extent Executive prevails, all reasonable legal fees shall be borne by the Company.

15.NO PARTICIPATION IN SEVERANCE PLANS

.  Except as contemplated  by this Agreement, Executive acknowledges and agrees that the compensation and other benefits set forth in this Agreement are and shall be in lieu of any compensation or other benefits that may otherwise be payable to or on behalf of Executive pursuant to the terms of any severance pay arrangement of the Company or any affiliate thereof, or any other similar arrangement of the Company or any affiliates thereof providing for benefits upon involuntary termination of employment.

16.GOVERNING LAW

.  This Agreement shall in all  respects  be  construed according to the laws of the state of Florida, notwithstanding the conflict of laws provisions of such state.

17.COUNTERPARTS; FACSIMILE

. This Agreement  may  be  executed  by facsimile and in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

18.SECTION 409A

.

(a)This Agreement is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent; provided that, notwithstanding the other provisions of this provision and the provision entitled, “Specified Employee” above, with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a “deferral of compensation” within the meaning of Section 409A of the Code, it is the intent of the parties that such payment or benefit will not so provide. Furthermore, if either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or causes any amounts to be subject to interest or penalties under Section 409A of the Code, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to  (a) maintain to the maximum extent practicable the original intent of the  applicable  provisions without violating the provisions of Section 409A of the Code or increasing the costs to the Company of providing the applicable benefit or payment and (b) to the extent practicable, to avoid the imposition of any tax, interest or other penalties under Section 409A of the Code upon Executive or the Company.

(b)This Agreement is intended, to the maximum extent possible, to meet the short term deferral exception and/or be a separation pay plan due to an involuntary separation from service under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-l (b)(9)(iii) and therefore exempt from Code Section 409A.

IN WITNESS WHEREOF,  the parties hereto have executed  this Agreement  as of the day and year first above written.

MARINEMAX, INC.

By:

       Michael H. McLamb

Title:   Vice President and Chief

Financial Officer

EXECUTIVE:

William H. McGill, Jr.